Exhibit 99

CONTACT:

Kiley F. Rawlins, CFA

Divisional Vice President

(704) 849-7496

http://www.familydollar.com

For Immediate Release

FAMILY DOLLAR REPORTS SALES AND PROVIDES EARNINGS GUIDANCE

FOR THE THIRD QUARTER

MATTHEWS, NC, June 2, 2005 - Family Dollar Stores, Inc. (NYSE: FDO) reported that sales for the four weeks ended May 28, 2005, increased 7.5% to approximately $442.5 million from $411.5 million for the four weeks ended May 29, 2004.  For the four week period ended May 28, 2005, compared with the four week period ended May 29, 2004, comparable store sales increased approximately 0.2%.  As of May 28, 2005, there were 5,681 stores in operation, including 34 stores that were opened in fiscal May 2005.

For the four week period ended May 28, 2005, compared with the four week period ended May 29, 2004, hardline sales in comparable stores increased approximately 1.5% and softline sales in comparable stores decreased approximately 4.3%.  Sales of apparel and other seasonal merchandise continued to be below the Company’s plan.  Unseasonably cool weather and the difficult economy, including higher energy prices, for the Company’s low and low-middle income customer base have impacted spending on apparel and other more discretionary merchandise.

For the thirteen weeks ended May 28, 2005, sales increased 9.0% to approximately $1.428 billion, from $1.310 billion in the thirteen weeks ended May 29, 2004.  For the thirteen week period ended May 28, 2005, compared with the thirteen week period ended May 29, 2004, comparable store sales increased approximately 1.3% above comparable store sales last year, including an increase of approximately 2.4% in sales of hardlines and a decrease of approximately 2.6% in sales of softlines.  Comparable store sales increases in the June reporting period are planned to increase in the 2% to 3% range.

Previously, the Company’s plan had been for net income per diluted share of Common Stock in the third quarter to be between $.33 and $.37, compared to $.42 in the third quarter of the prior fiscal year.  This plan reflected an expectation that comparable store sales in the third quarter would increase approximately 2%.  As actual comparable store sales for the third quarter were below this expectation, the Company believes that earnings per share for the third quarter will also be slightly below the range of previous guidance.

The Company also advised that it has accelerated its program for the installation of coolers for the sale of perishable food.  The Company currently anticipates that it will have coolers installed in approximately 1,000 stores by the end of the fiscal year.

Family Dollar will host a conference call on Thursday, June 23, 2005, at 10:00 A.M. ET to discuss the financial results for the third quarter ended May 28, 2005.  If you wish to listen, please dial 1-888-323-9811 for domestic USA calls and 1-630-395-0017 for international calls at least 10 minutes before the call is scheduled to begin.  The passcode for the call is “FAMILY DOLLAR.”   A replay of the call will be available from 12:00 Noon ET, June 23, 2005, through June 30, 2005, by dialing 1-800-945-5759 for domestic USA calls and 1-203-369-3502 for international calls.

There also will be a live webcast of the conference call that can be accessed at http://www.familydollar.com/investors.asp or by clicking on the webcast icon on the “Investors” page at http://www.familydollar.com.  A replay of the webcast will be available at the same address after 2:00 P.M. ET, June 23, 2005.

With over 5,600 stores in a 44-state area ranging as far northwest as Idaho, northeast to Maine, southeast to Florida, and southwest to Arizona, Family Dollar is one of the fastest growing discount store chains in the United States. Family Dollar has provided value-conscious consumers with competitive prices at neighborhood stores for over forty-five years. Offering a consistent selection of name-brand and good quality merchandise in an attractive and convenient shopping environment, the Company is focused on continuing to meet the needs of shoppers looking for excellent value.

Certain statements contained in this press release or in other press releases, public filings, or other written or oral communications made by the Company or our representatives, which are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company’s plans, activities or events which the Company expects will or may occur in the future.  These forward-looking statements may be identified by the use of the words “plan,” “estimate,” “expect,” “anticipate,” “probably,” “should,” “project,” “intend,” “continue,” and similar terms and expressions.  Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statements.  Such risks, uncertainties and other factors include, but are not limited to, competitive factors and pricing pressures, changes in economic conditions, the impact of acts of war or terrorism, changes in consumer demand and product mix, unusual weather that may impact sales, the impact of inflation, merchandise supply and pricing constraints, success of merchandising and marketing programs, general transportation or distribution delays or interruptions, dependence on imports, changes in currency exchange rates, trade restrictions, tariffs, quotas, and freight rates, availability of real estate, costs and delays associated with building, opening and operating new distribution facilities and stores, costs, potential problems and achievement of results associated with the implementation of new programs, systems and technology, including supply chain systems, store technology, cooler installations and urban initiative programs, changes in food and energy prices and their impact on consumer spending and the Company’s costs, adverse impacts associated with legal proceedings and claims, changes in shrinkage, changes in health care and other insurance costs, changes in the Company’s ability to attract and retain employees, changes in state or federal legislation or regulations, including the effects of legislation and regulations on wage levels and entitlement programs.  Consequently, all of the forward-looking statements made by the Company in this and other documents or statements are qualified by these and other factors, risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

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